     As filed with the Securities and Exchange Commission on March 6, 1995
                              Registration No. 33-
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                   ----------
                                   FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                   ----------

                             INVACARE CORPORATION
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                     Ohio
- --------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                  95-2680965
- --------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

   899 Cleveland Street, P.O. Box 4028, Elyria, Ohio 44036  (216) 329-6000
- --------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      A. Malachi Mixon, III
Chairman of the Board, President and
     Chief Executive Officer                               Copy to:
      INVACARE CORPORATION                           Dale C. LaPorte, Esq.
      899 Cleveland Street                         Calfee, Halter & Griswold
         P.O. Box 4028                         800 Superior Avenue - Suite 1800
      Elyria, Ohio 44036                            Cleveland, Ohio  44114
        (216) 329-6000                                  (216) 622-8200

(Name, address, including zip code,
and telephone number, including area
   code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
|                      |                     |                    |                     |                    |
|       Title of       |                     |      Proposed      |       Proposed      |                    |
|     each class of    |                     |       maximum      |        maximum      |                    |
|      securities      |       Amount        |      offering      |       aggregate     |       Amount of    |
|         to be        |        to be        |      price per     |       offering      |     registration   |
|      registered      |     registered      |      share (1)     |       price (1)     |          fee       |
|----------------------|---------------------|--------------------|---------------------|--------------------|
|  Common Shares,      |                     |                    |                     |                    |
|  without par value   |   578,650 shares    |       $34.25       |     $19,818,763     |        $6,835      |
==============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, Dated March 6, 1995





PROSPECTUS
- ----------
                              INVACARE CORPORATION
                                    578,650
                                 COMMON SHARES
                              (without par value)



                 This Prospectus relates to the offer and sale of 578,650 Common Shares, without par value (the "Common Shares"), of Invacare Corporation, an Ohio corporation (the "Company" or "Invacare"). All of the Common Shares being registered may be offered and sold from time to time by certain selling shareholders of the Company. See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Shares.

                 The Company's Common Shares are traded in the NASDAQ Stock Market's National Market System under the symbol "IVCR." On March 3, 1995 the last reported sale price for the Common Shares was $36.25 per share.



                       --------------------------------

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                       --------------------------------

                 No person has been authorized to give any information or to make any representations other than those contained in this Prospectus (including the material incorporated herein by reference) and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person deemed to be an underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.



                       --------------------------------

                 The date of this Prospectus is March __, 1995.

                                  THE COMPANY

                 Invacare Corporation, an Ohio corporation, has its principal executive offices at 899 Cleveland Street, P.O. Box 4028, Elyria, Ohio 44036, and its telephone number is (216) 329-6000. As used in this Prospectus, the "Company" or "Invacare" shall refer to Invacare Corporation and its consolidated subsidiaries, unless the context indicates otherwise.

                 The Company designs, manufactures and distributes an extensive line of medical equipment for the home health care and extended care markets. The Company's products include standard manual wheelchairs, motorized and lightweight prescription wheelchairs, 3-wheeled motorized scooters, patient aids, home care beds, home respiratory products and seating and positioning products.

                 Information concerning financial results of the Company for the year ended December 31, 1994 is set forth in a press release which is attached to this Prospectus as Schedule 1.

                             AVAILABLE INFORMATION

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information filed by the Company are also available for inspection and copying at the regional offices of the Commission located at: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Company's Shareholder Relations Department, 899 Cleveland Street, P.O. Box 4028, Elyria, Ohio 44036, telephone (216) 329-6000.

                 The Company hereby incorporates the following documents in this Prospectus by reference, other than portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A No. 1; (b) the Company's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Exchange Act in connection with the Annual Meeting of Shareholders held on April 15, 1994; (c) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1994; (d) the Company's Quarterly Report on Form 10-Q for the three months and six months ended June 30, 1994; and (e) the Company's Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 1994.

                 All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                              SELLING SHAREHOLDERS

                 The Common Shares covered by this Prospectus are being offered and sold by the shareholders of the Company listed below (the "Selling Shareholders"). The following table shows as to each Selling Shareholder the number of Common Shares and Class B Common Shares, without par value (the "Class B Common Shares"), of the Company owned by each Selling Shareholder prior to this offering and the number of Common Shares being registered hereby:




                                                                               Number                  Number of
                                                   Common Shares               of                      Common Shares
                                                   Owned Prior                 Common Shares           To Be Owned
Name                                               to Offering                 Registered              After Offering
- ----                                               --------------              ------------------      --------------
The 1994 Joseph B. Richey
  Charitable Trust1 . . . . . . . . . .                349,480                     279,584                69,896
The 1994 deWayne G. Richey
  Charitable Trust2 . . . . . . . . . .                373,832                     299,066                74,766
                                                       -------                     -------                ------


                 Total  . . . . . . . .                723,312                     578,650               144,662
                                                       =======                     =======               =======


______________

1 Joseph B. Richey, II is the settlor and has a reversionary interest in The 1994 Joseph B. Richey Charitable Trust (the "J.B. Richey Trust"). James P. Oliver is the Trustee of the J.B. Richey Trust and is also the Trustee of the D. Richey Trust described in footnote 2 below. Joseph B. Richey, II also beneficially owns 20,551 Common Shares, 326,831 Class B Common Shares and has the right, pursuant to the exercise of options exercisable within 60 days of the date hereof, to purchase an aggregate of up to 140,765 Common Shares. Joseph B. Richey, II has been a Director of the Company since 1980 and an executive officer of the Company since 1985 and is the brother of deWayne G. Richey, M.D.

2 deWayne G. Richey, M.D. is the settlor and has a reversionary interest in The 1994 deWayne G. Richey Charitable Trust (the "D. Richey Trust"). Mr. Oliver is the Trustee of the D. Richey Trust and deWayne Richey is the brother of Joseph B. Richey, II. deWayne G. Richey, M.D. also owns 76,168 Class B Common Shares.

                               MANNER OF OFFERING

                 Sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales, and any commissions received by them and profit on any resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this

Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                 The Company has advised the Selling Shareholders of their obligations under the Exchange Act to avoid market manipulation of the Common Shares (including, without limitation, their obligation not to purchase or solicit purchases by others of any of the Common Shares during the two business days preceding the commencement of any offers or sales of the Common Shares by any of the Selling Shareholders) until the offering pursuant to this Prospectus by all Selling Shareholders has been completed.

                 The Company has also advised the Selling Shareholders of their obligations under the Securities Act to deliver copies of this Prospectus to any purchaser of their Common Shares.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Amended and Restated Articles of Incorporation (the "Articles") authorize the issuance of 62,300,000 shares consisting of 300,000 Serial Preferred Shares, without par value, issuable in series (the "Serial Preferred Shares"), 50,000,000 Common Shares and 12,000,000 Class B Common Shares, without par value ("Class B Common Shares"). As of March 1, 1995, no Serial Preferred Shares, 11,237,904 Common Shares and 3,300,698 Class B Common
Shares were outstanding.   All presently outstanding Common Shares of the
Company to be sold by the Selling Shareholders have been duly authorized and validly issued, and are fully paid and nonassessable.

         The Class B Common Shares and Common Shares are identical in all material respects except that (i) Class B Common Shares entitle the holders thereof to ten votes per share on all matters, (ii) Common Shares entitle the holders thereof to receive cash dividends, if and when declared by the Directors, at a rate of at least 110% of cash dividends paid on the Class B Common Shares and (iii) the Class B Common Shares are subject to certain restrictions on transfer. The Class B Common Shares are not transferable except in certain very limited instances to family members and trusts, charitable foundations for the benefit of or controlled by family members and to employees who are participants in certain employee benefit plans (collectively, "Permitted Transferees"). These restrictions on transfer may be removed by the Board of Directors if the Board determines that the restrictions may have a material adverse effect on the liquidity, marketability or market value of the outstanding Common Shares.

         The Class B Common Shares are fully convertible at any time into Common Shares on a share-for-share basis and will automatically be converted into Common Shares upon any purported transfer to non-Permitted Transferees. Once a Class B Common Share has been converted into a Common Share, such Common Share cannot thereafter be re-converted into a Class B Common Share. Because the Class B Common Shares will at all times be convertible into Common Shares on a share-for-share basis, holders of Class B Common Shares will be able to sell the equity interest represented by their Class B Common Shares to persons who are not Permitted Transferees by converting such shares into Common Shares. Additional Class B Common Shares can be issued only in connection with stock dividends on and stock splits of the Class B Common Shares.

         Except as set forth below (and as provided by law and in the Company's Articles now in effect), all matters submitted to a vote of shareholders will be voted on by holders of Common Shares and Class B Common Shares voting together as a single class. The affirmative votes of the holders of a majority of the outstanding Common Shares and of the Class B Common Shares, each voting separately as a class, are required to authorize (i) additional Class B Common Shares, (ii) modification or repeal of the limitations described above on issuances of Class B Common Shares, and (iii) other amendments to the Articles (other than increases in the number of authorized Common Shares) that alter or change the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Class B Common Shares or the Common Shares so as to affect them adversely.

         Except with respect to cash dividends, the Common Shares and the Class B Common Shares rank equally and have equal rights per share with respect to all distributions, including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets. In the case of stock dividends or stock splits, however, only Common

Shares can be distributed in respect of Common Shares and only Class B Common Shares can be distributed in respect of Class B Common Shares.

         Neither Common Shares nor Class B Common Shares can be split, divided or combined unless all outstanding shares of the other are correspondingly split, divided or combined.

         Under Article IV of the Company's Articles, the affirmative vote of the holders of at least two-thirds of the voting power of the Company is required (in addition to any separate vote of any other class of securities of the Company which may be required by the terms of such securities) in order to effect a merger, consolidation, sale, lease or exchange of substantially all the assets of the Company where the other party to the transaction, including its affiliates and associated persons, is a holder, directly or indirectly, of 10% or more of the outstanding shares of any class of the Company's securities entitled to vote at a meeting called to consider such a proposed transaction as of the record date used to determine the shareholders entitled to vote upon such transaction (such party being hereinafter referred to as a "Related Person"). The Board of Directors acting in good faith must make a conclusive determination as to whether the proposed transaction involves a Related Person. The requirement for approval by a two-thirds vote is not applicable to proposals which received the formal approval of the Board of Directors prior to the acquisition of the 10% share interest by the Related Person; provided that, with respect to any proposed transaction as to which the two-thirds voting requirement would otherwise be applicable, there has also been disclosure to all shareholders of any inducements in connection with the proposed transaction offered to officers and Directors of the Company which are not extended to all shareholders.

         Because of the restrictions on transfer of the Class B Common Shares, over time Class B Common Shares having ten votes will (unless the Directors determine to remove such restrictions) be converted into Common Shares having one vote. Accordingly, the holders of Class B Common Shares who continue to hold their stock will realize over time an increase in their relative voting power in the Company. Since executive officers and Directors beneficially own approximately 41.0% of the Class B Common Shares representing approximately 30.2% of the total voting power of the Company as of December 31, 1994, if they continue to hold their Class B Common Shares for the foreseeable future, the degree of control of the Company by these officers and Directors and their percentage of the total voting power of the Company will beneficially increase over time. Thus, transactions with Related Persons will not be possible under most conditions unless the officers and Directors are in favor thereof. Conversely, the officers and Directors may possess sufficient voting power to approve a transaction even where the transaction is opposed by the majority of holders of Common Shares.

         The Board of Directors presently consists of nine members divided into three classes. The Directors of the class elected at each Annual Meeting of Shareholders hold office for a term of three years. The right of shareholders to cumulate votes for candidates in the election of Directors has been eliminated.

         It is possible that the provisions regarding division of the Board into classes and the above-described voting requirements will discourage certain other companies from making a tender offer for the Company's shares. These provisions could have the additional effect of inhibiting certain changes in management and also may prevent temporary fluctuations in the market price of the Company's shares which often result from actual or rumored takeover attempts. It is also possible that such provisions could make it more difficult to accomplish a transaction which outside shareholders may deem to be in their best interests. The provisions of Article IV of the Company's Articles can be changed or amended only by an affirmative vote of the holders of at least two-thirds of the Company's then outstanding voting power.

RIGHTS PLAN.

         On April 2, 1991, the Board of Directors of the Company adopted a Shareholder Rights Plan pursuant to a Rights Agreement (the "Rights Agreement"), dated as of April 2, 1991, entered into by and between the Company and a local bank, and declared a dividend distribution of one Right for each outstanding Common Share and Class B Common Share, payable on April 15, 1991 to the shareholders of record on April 15, 1991. The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 30% or more of the outstanding voting power of the Company or (ii) 10 days following the commencement of a tender offer or exchange offer for 30% or more of the outstanding voting power of the

Company (the earlier of such dates being called the "Distribution Date"). Once exercisable, each Right entitles the registered holder to purchase from the Company one-half of one Common Share at a price of $50 per one-half share (the "Purchase Price"), subject to adjustment. Although holders of Class B Common Shares and holders of Common Shares are treated equally under the Rights Agreement, the Rights entitle such holders to purchase Common Shares and not Class B Common Shares.

         In the event that the Company is acquired by an Acquiring Person in a merger or other business combination transaction, or 50% or more of its assets or earning power are sold to an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of the surviving or resulting entity or, under certain conditions, of the Acquiring Person, which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that an Acquiring Person merges into the Company and the Company's Common Shares are not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time prior to the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 30% or more of the outstanding voting power of the Company, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In addition, under certain circumstances, the Company may redeem the Rights in whole, but not in part, at the Redemption Price, in the event an Acquiring Person reduces its ownership below 5% of the outstanding voting power or upon a merger or consolidation of the Company with or into a corporation which is not an Acquiring Person if such merger or consolidation is approved by a majority of the members of the Board of Directors who are not affiliated with an Acquiring Person and are not officers or employees of the Company and who have served on the board since prior to the time an Acquiring Person became an Acquiring Person. The Rights, which have no voting power, will expire on April 15, 2001 unless earlier redeemed by the Company as described above.

CERTAIN PROVISIONS OF OHIO LAW

         As an Ohio corporation, the Company is subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Company. Among these are provisions that (i) prohibit certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then outstanding shares of an Ohio corporation involving certain holders of stock representing 10% or more of the voting power (other than present shareholders), unless such transactions are either approved by the Directors in office prior to the 10% shareholder becoming such or involve a 10% shareholder which has been such for at least three years and certain minimum price and form of consideration requirements are met; and (ii) provide Ohio corporations a cause of action to recover profits realized under certain circumstances by persons engaged in "greenmailing" or otherwise engaged in the sale of securities of a corporation within 18 months of proposing to acquire such corporation.

         In addition, pursuant to Section 1701.831 of the Ohio Revised Code, the acquisition of certain levels of voting power of the Company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of the holders of at least a majority of the total voting power of the Company and the separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed acquirer, officers of the Company and Directors of the Company who are also employees. To the extent that holders of Class B Common Shares elect over time to convert their Class B Common Shares into Common Shares in order to effect sales, the relative voting power of officers and Directors of the Company could be substantially increased and acquisitions of the foregoing levels of voting power by third parties may not be possible unless officers and Directors of the Company are in favor thereof.

         The staggered terms of Directors currently prescribed by the Company's Code of Regulations, together with the Company's capital structure and the absence of cumulative voting, substantially limit the ability of shareholders to change the Board of Directors or management, even if such actions were favored by a majority of the holders of Common Shares. In addition, the current provisions of Article IV of the Company's Articles and the Rights Agreement discussed above, when combined with the Company's capital structure, will in all likelihood eliminate the acquisition of control of the Company by a third party without the approval of the Directors.

SERIAL PREFERRED SHARES

         Under the current Articles, any Serial Preferred Shares which are issued by the Company would entitle the holder thereof to one vote per share and Serial Preferred Shares would, under most conditions, vote together with the Common Shares and the Class B Common Shares as a single class. The Articles also grant to the holders of Serial Preferred Shares, and to the holders of separate series thereof, the right to vote as a separate class on certain limited issues which directly affect the rights of the holders of the Serial Preferred Shares (or a series thereof) or establish a class of shares which rank prior to the Serial Preferred Shares. There are no issued and outstanding Serial Preferred Shares.

TRANSFER AGENT AND REGISTRAR

         National City Bank, N.A., Cleveland, Ohio is the transfer agent and registrar for the Company's Common Shares and its Class B Common Shares.


                               VALIDITY OF SHARES

                 The validity of the Common Shares offered hereby will be passed upon by Calfee, Halter & Griswold, 800 Superior Avenue, Suite 1800, Cleveland, Ohio 44114-2688.

                                    EXPERTS

                 The consolidated financial statements and schedules of the Company appearing in its Annual Report on Form 10-K as amended on Form 10-K/A No. 1 for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  SCHEDULE 1
                                  ----------


FOR IMMEDIATE RELEASE                                       MEDIA INQUIRIES:
                                                            KATHY OBERT
                                                            (216) 781-2400

                                                            INVESTOR INQUIRIES:
                                                            Thomas R. Miklich
                                                            (216) 329-6111


INVACARE REPORTS RECORD YEAR

ELYRIA, OHIO, FEBRUARY 21, 1995 -- Invacare Corporation (NASDAQ/NMS:IVCR), the world's leading manufacturer and distributor of home medical equipment, today reported record sales and earnings for the fourth quarter and year ending December 31, 1994.

Earnings per share were $1.78 for the year, a 19% increase over 1993. Net income rose to $26,377,000 compared to $22,110,000 last year, an increase of 19%; and, net sales were up 13% to $411,123,000.

Earnings per share for the fourth quarter were $.61 representing a 20% increase over the comparable period in 1993. Net income for the quarter increased 19% to $9,020,000 while net sales rose 15% to $115,350,000.

A. Malachi Mixon III, chairman, president and chief executive officer, said, "We are pleased by the sales and profit performance of the Company in 1994, as our return on sales increased to 6.4% and our return on equity to 19.5%. These important financial measures exceed those of our major competitors and compare very favorably with the returns for industry in general." Mixon added, "Cash flow continued to be strong as the Company's debt-to-equity ratio declined despite the increased investment required to fund additional installment receivables in the Company's financing arm, Invalease, and two acquisitions, Genus Medical, Ontario, Canada and Rehadap, S.A., Gerona, Spain." Further commenting on 1994 results, Mixon stated, "The Company's home care products were exceptionally strong throughout 1994; and with the introduction of the Storm series of power wheelchairs, rehab product sales growth strengthened in the last half of the year. The Company's European operations' sales growth also accelerated in the third and fourth quarters with sales increases of 13% and 20%, respectively."

Mixon added, "We have strengthened and focused our management team to meet the challenges of a changing market in 1995. With favorable sales and profit trends continuing early in 1995 for both Europe and the U.S., we are confident that the Company's growth in revenues, market share and earnings will continue, despite a period of rising raw material costs."

Invacare's corporate
headquarters are in Elyria, Ohio with plants in the U.S., Canada, Mexico, New Zealand, Germany, France and the United Kingdom. Products are distributed worldwide through more than 10,000 dealer locations.

                                     (More)

  INVACARE CORPORATION AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                                                Three Months Ended                             Year to Date
                                                                   December 31,                                December 31,
  In thousands, except per-share data                 1994                           1993            1994                   1993
                                                      ----                           ----            ----                   ----
  Net sales                                         $115,350                       $100,700        $411,123               $365,457
  Cost of products sold                               76,084                         67,260         278,041                246,953
                                                    --------                       --------        --------               --------
        Gross Profit                                  39,266                         33,440         133,082                118,504

  Selling, general and administrative expense         24,357                         21,053          89,346                 81,635
                                                    --------                       --------        --------               --------
        Income from Operations                        14,909                         12,387          43,736                 36,869

  Interest income                                      1,757                          1,225           6,373                  5,255
  Interest expense                                    (2,336)                        (1,962)         (8,232)                (8,614)
                                                    --------                       --------        --------               --------
        Earnings before income taxes                  14,330                         11,650          41,877                 33,510

  Income taxes                                         5,310                          4,096          15,500                 11,400
                                                    --------                       --------        --------               --------
  NET INCOME                                          $9,020                         $7,554         $26,377                $22,110
                                                    ========                       ========        ========               ========
  EARNINGS PER SHARE                                   $0.61                          $0.51           $1.78                  $1.50
                                                    ========                       ========        ========               ========
  Weighted average shares outstanding                 14,894                         14,750          14,848                 14,738
                                                    ========                       ========        ========               ========


  INVACARE CORPORATION AND SUBSIDIARIES
  CONDENSED CONSOLIDATED BALANCE SHEET

                                                   December 31,                  December 31,
  In thousands                                        1994                           1993
                                                      ----                           ----
  Assets

  CURRENT ASSETS                                    $179,791                       $156,191

  OTHER ASSETS                                        28,840                         17,341

  PROPERTY AND EQUIPMENT, net                         55,919                         52,480

  GOODWILL, net                                       72,915                         60,355

                                                    --------                       --------
        TOTAL ASSETS                                $337,465                       $286,367
                                                    ========                       ========

  Liabilities and Shareholders' Equity

  CURRENT LIABILITIES                                $70,448                        $60,913

  LONG-TERM OBLIGATIONS                              103,010                         90,492

  SHAREHOLDERS' EQUITY                               164,007                        134,962

                                                    --------                       --------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $337,465                       $286,367
                                                    ========                       ========

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14.         Other Expenses of Issuance and Distribution.
                 --------------------------------------------

                 The following table sets forth the estimated expenses payable by the Registrant in connection with the sale and distribution of the Common Shares registered hereby:

                 SEC Registration Fee . . . . . . . . . . . . . . . . . . . . .              $ 6,850
                 Fees and Expenses of Counsel . . . . . . . . . . . . . . . . .                7,500
                 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .                2,500
                                                                                             -------
                           Total  . . . . . . . . . . . . . . . . . . . . . . .              $16,850


Item 15.         Indemnification of Directors and Officers.
                 ------------------------------------------

         Under certain circumstances provided in Article V of the Registrant's Code of Regulations, as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any Director or officer or any former Director or officer of the Registrant against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such Director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. A copy of Article V of the Registrant's Code of Regulations, as amended, is included herein as Exhibit 4(b).

         The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of the Registrant and expects to enter into similar agreements with any Director or executive officer elected or appointed in the future at the time of their election or appointment.

         Pursuant to the Indemnity Agreements, the Registrant will indemnify a Director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a Director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection.

         The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement. A copy of the form of Indemnity Agreement is included herein as
Exhibit 99(b).

         Under the Registrant's Executive Liability Insurance and Defense Coverage Insurance Policy, each Director and certain officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act. A copy of such insurance policy is included herein as Exhibit (99)(c).

Item 16.         Exhibits.
                 ---------

                 See the Exhibit Index at page E-1 of this Registration
Statement.

Item 17.         Undertakings.
                 -------------
          (1)      The undersigned Registrant hereby undertakes:

                   (a) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                            (i)    To include any prospectus required by
                                   Section 10(a)(3) of the Securities Act of
                                   1933;

                           (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previous disclosed in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF CLEVELAND AND STATE OF OHIO, ON THE 3RD DAY OF MARCH, 1995.

                                        Invacare Corporation

                                           /s/ A. Malachi Mixon, III
                                        By -----------------------------------
                                        A. Malachi Mixon, III, Chairman of the
                                        Board, President and Chief Executive
                                        Officer

                               POWER OF ATTORNEY


                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Thomas R. Miklich, Dale C. LaPorte and Douglas A. Neary, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, or any one of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any one of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 3RD DAY OF MARCH, 1995.

   Signature                                                 Title
   ---------                                                 -----

      /s/     A. Malachi Mixon, III               Chairman of the Board  of
_____________________________________________     Directors, President and
              A. Malachi Mixon, III               Chief Executive Officer
                                                  (Principal Executive Officer)

      /s/       Thomas R. Miklich                 Treasurer and Chief
_____________________________________________     Financial Officer (Principal
                Thomas R. Miklich                 Financial and Accounting
                                                  Officer)

        /s/  Francis J. Callahan, Jr.
_____________________________________________     Director
             Francis J. Callahan, Jr.

          /s/     Frank B. Carr
_____________________________________________     Director
                  Frank B. Carr

          /s/    William M. Weber
_____________________________________________     Director
                 William M. Weber

           /s/    Whitney Evans
_____________________________________________     Director
                  Whitney Evans

          /s/   Michael F. Delaney
_____________________________________________     Director
                Michael F. Delaney

          /s/   Dan T. Moore, III
_____________________________________________     Director
                Dan T. Moore, III

          /s/   E. Patrick Nalley
_____________________________________________     Director
                E. Patrick Nalley

          /s/  Joseph B. Richey, II
_____________________________________________     Director
               Joseph B. Richey, II


373/12873ABD.400

                              INVACARE CORPORATION

                                 EXHIBIT INDEX

    EXHIBIT                                                                                   SEQUENTIAL
    NUMBER                              DESCRIPTION OF DOCUMENT                                PAGE NO.
    ------                              -----------------------                                --------

     4(a)       Amended and Restated Articles of Incorporation of the Registrant, as              (A)
                amended on May 29, 1987 and May 27, 1992.

     4(b)       Code of Regulations of the Registrant, as amended on April 7, 1984.               (B)

     4(c)       Specimen Share Certificate of Common Shares, as revised.                          (C)

     4(d)       Specimen Share Certificate of Class B Common Shares, as revised.                  (C)

     5 Opinion of Calfee, Halter & Griswold regarding the validity of the issuance of the Common Shares being offered.

     23(a)      Consent of Ernst & Young.

     23(b)      Consent of Calfee, Halter & Griswold (See Exhibit 5).

     24         Power of Attorney and related certified resolution.

     99(a)      Press Release of the Registrant.

     99(b)      Form of Indemnity Agreements of the Registrant.                                   (C)

     99(c)      Executive Liability and Defense Coverage Insurance Policy.                        (C)

     99(d)      Rights Agreement between the Registrant and National City
                Bank, as Rights Agent, dated as of April 2, 1991.                                 (D)

___________________

         (A) Incorporated herein by reference to Exhibit A of the Company's Definitive Proxy Statement used in connection with the Annual Meeting of Shareholders held on May 28, 1987 and the shareholder resolution set forth on page 8 of the Company's Definitive Proxy Statement used in connection with the Annual Meeting of Shareholders held on May 27, 1992.

         (B) Incorporated herein by reference to the appropriate exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1984.

         (C) Incorporated herein by reference to the appropriate exhibit to the Company's Registration Statement on Form S-3 (Reg. No. 33-40168).

         (D) Incorporated herein by reference to the appropriate exhibit to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 5, 1991.


373/12873ABD.400


                                      E-1